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Exhibit 99.2

Input/Output, Inc. October 5, 2004 Conference Call Prepared Remarks
of Robert P. Peebler, President and Chief Executive Officer

Jack Lascar—Partner—DRG&E

Good morning and welcome to Input/Output's conference call. We appreciate you joining us today on such short notice. Your hosts today are Bob Peebler, President and Chief Executive Officer, and Mike Kirksey, Executive Vice President and Chief Financial Officer. Before I turn the call over to management, I have a few items to go over. If you would like to be on an email distribution or fax list to receive future news releases or experienced a technical problem and didn't receive yours yesterday, please call DRG&E and relay that information. That number is 713-529-6600.

If you would like to listen to a replay of today's call, it is available via webcast by going to the investor relations section of the Company's website at www.i-o.com, or via a recorded instant replay until October 12, 2004. To use the replay feature, call 303-590-3000 and use the pass code 11010987.

Information reported on this call speaks only as of today, October 5, 2004, and therefore you are advised that time-sensitive information may no longer be accurate as of the time of any replay. Management is going to discuss today certain topics that will contain forward-looking information that are based on management's beliefs, as well as assumptions made by and information currently available to management. Forwarding-looking information includes statements regarding expected revenues, gross margin, EBITDA and earnings per share for the third quarter and full year 2004. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Furthermore, as we start this call, please refer to the statement regarding "forward looking statements" incorporated in our press release issued today and please note that the contents of our conference call this morning are covered by this statement.

Risks that the Company faces are discussed in greater detail in the company's filings with the Securities and Exchange Commission including the company's report on Form 10-K for the year ended December 31, 2003.

I would like to turn the call over now to Bob Peebler.

Bob Peebler—Input/Output CEO

Good morning. Today we announced the revision of our expectations for third-quarter financial results. We now estimate our results for the third quarter will be between breakeven and 3 cents per share, compared to our previous guidance of earnings of 6 to 10 cents. We expect our revenues to be approximately $80 million, compared to our guidance of $75-85 million. Mike Kirksey, our Chief Financial Officer, is with me today, and, after I provide some brief commentary on our announcement, we will both be available for questions. Our regular conference call to review third-quarter financial results and operational performance will take place October 28th, 2004.

Also, I should point out that all of the numbers we quote today are preliminary. We continue to review the financial information, and the final numbers will be given on our October 28th conference call.

I'm sure you have noticed that even though we were in the revenue range of our guidance we fell significantly short on our earnings number. There are two primary reasons for this disappointing outcome.

First, when we entered the quarter our revenue mix included a solid blend of our high margin systems from our Land Imaging Division, and data library sales from GXT that resulted in gross margins that supported our earnings range. Unfortunately, even with what we felt was good pipeline coverage, much of the targeted sales slipped out into at least Q4. As we stated in last quarter's conference call, Q3 is usually the most difficult quarter for I/O. It turned out to be even harder than we expected to get our deals closed. We do believe that many of the higher margin sales that were planned for Q3 will take place in Q4. We will have a much better handle on the situation regarding the drivers of the mix impact on our Q3 results and the projected impact on Q4 during our regular quarterly call.

The second issue involved unanticipated start-up expenses related to the commercialization of both System 4 A/C and, to a lesser extent, VectorSeis Ocean. We frankly underestimated the required customer and technical support needed to wring out early introduction issues of these next generation acquisition platforms and, in the future, commit to making sure we have these type of expenses better covered in our plans and forecasts. The good news is we have excellent working relationships with our launch partners and will end with much better products because of their support in the early stages of these new systems.

As to the fundamentals of the business, we are still seeing growing interest in VectorSeis for both land and seabed applications and are still on track for solid growth year over year. We don't see any changes in the underlying seismic market and, if anything, expect growth in seismic related E&P spending going into next year.

With regard to the full year, we had previously given guidance of 20-25 cents. We believe the low end of that range is a good target and will refine our range during our normal conference call when we have had more time to refine our Q4 projections for both our Imaging Systems Group and for GXT.

In summary, I'm as confident as ever on our business strategy, and still look forward to a very solid 2004 financial performance. We will continue to improve our management processes with an increased emphasis on improving our quarterly forecasting techniques. Please remember that we are subject to a lumpy business in international markets and that it will always be challenging to achieve a high degree of accuracy on a quarter by quarter basis.

I look forward to giving you more detailed information on our call on October 28th with a full review of our financial results and an update on how we are doing against our strategic goals.

Now we will open the call for a few questions.

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  Exhibit 99.2